UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 16, 2008

TAO MINERALS LTD.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-12356
(Commission File Number)

20-1682702
(IRS Employer Identification No.)

Officina 618, Empresarial Mall Ventura, Cra.32 #1B Sur 51, Medellin, Colombia
(Address of principal executive offices and Zip Code)

305-726-0602
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 16, 2008, through our majority owned subsidiary Minera Tao S.A. (“MT”), we entered into an amended option agreement with Agrominas De Colombia, LTDA (“AC”) to acquire 80% of a mining interest called El Comillo in Antioquia Colombia. The agreement amended the terms of the original option agreement entered into by MT on October 2, 2007, and subsequently extended on April 18, 2008.

Under the terms of the amended option agreement, the purchase price of the option is $1.42 billion Colombian pesos or approximately US$825,000 dollars. We paid $80,000,000 pesos (approximately US$50,000) upon closing of the option agreement and are obligated to pay $40,000,000 pesos on the 15th of every month until $320,000,000 pesos has been paid. Thereafter 20% of production will be paid until $1.1 billion pesos have been received by AC. After the acquisition price is paid AC will continue to receive 20% of the mining production. Upon receipt of $1.42 billion pesos by AC the option will be exercised and 80% ownership in the property will be transferred to MT.

Item 2.01	Completion of Acquisition or Disposition of Assets

On July 16, 2008 we acquired 93.14% of a Colombian corporation, Minera Tao S.A., to facilitate operations in Colombia, for $1,000 US.

Item 7.01	Regulation FD Disclosure

In anticipation of our acquisition of our interest in the El Comillo mining property pursuant to our agreement with Agrominas De Colombia, LTDA, we are beginning the execution of our plan to upgrade the El Colmillo Gold Mine by implementing Phase I of the mine upgrade program.

Phase I of the program focuses on the existing mining works. The mine is currently idle and Phase I activities are designed to accomplish its reactivation to the extent of its existing full installed capacity. Actions to accomplish this will include developing the tunnels to increase the throughput volume of ore and, in concert with that, work to increase knowledge of the mine’s characterization in terms of its specific mineralogy to determine the best approach to the set-up of the upgraded gold recovery circuit.

Total monthly expenses for Phase I are estimated at $68,000 and will include, in addition to other unnamed items, specific expenditures for personnel, $16,000; fuel, $14,000; administration, $5,000; dynamite, $4,000 and an unspecified amount for repairs and adjustments to existing equipment. Capital costs to be incurred in Phase I are an estimated $12,000 for a jaw crusher and an estimated $14,000 for a 4 x 4 truck to transport fuel to the mine.

Finally, as part of the reactivation, Tao will be paying the annual tax for the exploration of the mine known as the “ cannon superficiario”.

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, making the required payments to Agrominas De Colombia, LTDA for the completion of the acquisition of the interest in the El Comillo mine, completion of the Phase 1 mine upgrade program, and the anticipated expenses and capital costs associated with the reactivation plan.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAO MINERALS LTD.

/s/ James Sikora
By: James Sikora
Chief Executive Officer
Date: July 29, 2008